The United States Life Insurance Company in the City of New York
Portfolio Director® NY SP
For Series 11.80
Summary Prospectus for New Investors
September 2, 2025
This summary prospectus summarizes key features of the Portfolio Director® NY SP Series, comprising group variable deferred annuity contracts issued by The United States Life Insurance Company in the City of New York.
Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find the current prospectus and other information about the Contract online at www.corebridgefinancial.com/rs/suny/prospectus-and-reports. You can also obtain this information at no cost by calling us at 1-800-448-2542, or by writing to our Annuity Service Center, P.O. Box 15648, Amarillo, Texas 79105.
* * * * * * * * * * * *
The Contract is available to participants who receive certificates in certain employer-sponsored qualified retirement plans. The Contracts permit Participants to invest in and receive retirement benefits in one or more Fixed Account Options and/or an array of Variable Investment Options described in this prospectus. This Contract is part of your employer’s retirement program which will describe which Variable Investment Options are available to you.
The Contract may be used where you have engaged an Investment Adviser to provide investment advice regarding the periodic allocation of investments within the Contract. We call this an “Advisory Program.” Currently, we require that The Investment Adviser must be our affiliate, VALIC Financial Advisors (“VFA”), Inc., a registered investment adviser. The Investment Adviser will charge a fee for such services, and any fee is in addition to the Contract’s fees and expenses.
Investment adviser fees deducted from the Contract may reduce the death benefit and annuity benefits, and may be subject to surrender charges, federal and state income taxes and a 10% federal penalty tax.
An employer purchasing the Contract for a retirement plan may cancel a newly purchased Contract within 20 days of receiving it without paying fees or penalties.
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply. The right of cancellation under this Contract does not apply to Participants in a group plan except in a limited number of states.
* * * * * * * * * * * *
Additional information about certain investment products, including variable annuities, has been prepared by the SEC’s staff and is available at www.Investor.gov.

Special Terms Used in this Summary Prospectus

Account Value	The total sum of your Variable Investment Option(s) and/or Fixed Account Option(s) that has not yet been applied to your annuity payments.

Advisory Program
The investment advice service provided by your Investment Adviser. Guided Portfolio Services® is an advisory service offered by VFA. A separate investment advisory fee and agreement are required for this service, if available under an employer’s retirement plan. We do not honor investment adviser transfer requests in connection with Advisory Programs that are offered through third-party Investment
Advisers.

Advisory Program
The investment advice service provided by your Investment Adviser. Guided Portfolio AdvantageSM /
Guided Portfolio Services® are the financial advice services offered by our affiliate, VALIC Financial
Advisors, Inc., a registered investment adviser and Company subsidiary (VFA). A separate investment advisory fee and agreement are required for either of these services, if available under an employer’s retirement plan. Alternatively, you may have enrolled in an Advisory Program offered by a third-party investment adviser who is not affiliated with us. There may also be an advisory fee required by that adviser. You should ask your investment adviser about any fees charged for investment advice provided. For new investors, we no longer honor investment adviser transfer requests in connection with Advisory Programs that are offered through third-party Investment Advisers.

Annuitant	The individual (in most cases, you) to whom Payout Payments will be paid.

Beneficiary	The individual designated to receive the death benefit or Payout Payments upon the death of the annuitant.

Business Day
Any weekday that the New York Stock Exchange (“NYSE”) is open for trading. Normally, the NYSE is open Monday through Friday, from 9:30 a.m. to 4:00 p.m. Eastern time. On U.S. holidays or other days when the NYSE is closed, such as Good Friday, the Company is not open for business.

Contract Owner	The individual or entity to whom the Contract is issued.

Contract Year	A 12-month period starting with the issue date of a Contract or Participant’s Contract certificate, as applicable, and each anniversary of that date.

Contract	The group fixed and variable deferred annuity contracts summarized in this summary prospectus and described in more detail in the prospectus.

Fixed Account Option	An account that is guaranteed to earn at least a minimum rate of interest while invested in USL’s general account.

Fixed Account Plus	A type of Fixed Account Option under the Contract.

Fund or Mutual Fund	The investment portfolio(s) of a registered open-end management investment company, which serves as the underlying investment vehicle for each Division represented in USL Separate Account RS.

Investment Adviser
The investment adviser that you have engaged to provide services as part of an Advisory Program. We only support Advisory Programs that are offered through VFA. There are typically advisory fees associated with an Advisory Program. Those fees are separate from the Contract’s fees and charges.

USL is not an investment adviser to any Advisory Program and does not provide any advice under an Advisory Program.

Living Benefit
An optional guaranteed minimum withdrawal benefit designed to help you create a guaranteed income stream for a specified period of time or as long as you and your spouse live, even if your entire Account
Value has been reduced to zero. Living Benefits are no longer available for purchase.

Market Close	The close of regular trading on the NYSE, generally 4:00 p.m., Eastern Time, on each day the NYSE is open for business.

Multi-Year Enhanced Option	A type of Fixed Account Option, potentially subject to market value adjustments.

Net Purchase Payments	The total sum of Purchase Payments minus withdrawals and charges.

Participant	The individual (in most cases, you) who makes Purchase Payments or for whom Purchase Payments are made.

Payout Payments	Annuity payments withdrawn in a steady stream during the Payout Period.

Payout Period	The time when you begin to withdraw your money in Payout Payments.

Platform Charge	A fee we charge in order to make certain underlying Funds available as an investment option under the Contract.

Purchase Payment	An amount of money you or your employer pay to USL to receive the benefits of a Contract.

Purchase Period	The accumulation period or time between your first Purchase Payment and the beginning of your Payout Period (or surrender).

Short-Term Fixed Account	A type of Fixed Account Option under the Contract.

USL (we, us, our)	The United States Life Insurance Company in the City of New York.

Variable Investment Option (or Division)	Any variable investment option under the Contract. Each Variable Investment Option invests in the shares of a single Fund.

Important Information You Should Consider About the Contract

	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals	There are no surrender or withdrawal charges under the Contract.			Fee Tables Fees and Charges – Surrender Charge
Transaction Charges
You may be charged for other transactions other than surrenders.
•In certain states, you may be subject to a loan application fee and loan interest if you request a loan under the Contract.
•If you transfer amounts from the Fixed Account Plus option to another investment option under the Contract (or to another funding entity while you are still employed with the group) in excess of the annual limit, you may be subject to a charge of 5% on the excess amount transferred.
•There may also be taxes on Purchase Payments.
				Fee Tables Fees and Charges
Ongoing Fees and Expenses (annual charges)
The table below describes the current fees and expenses of the Contract that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected. The fees and expenses do not reflect any advisory fees paid to an investment adviser from the Contract. If such charges were reflected, the fees and expenses would be higher. Interest on Contract loans is not reflected below.
				Fees and Charges
	Annual Fee	Minimum	Maximum
	Base Contract[1] (varies by Contract class)	0.20%	0.20%
	Investment Options[2] (Fund fees and expenses)	0.015%	0.91%
	1 As a percentage of average daily net asset value allocated to a Variable Account Option. [2] As a percentage of Fund net assets.
Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges that substantially increase costs.

	Lowest Annual Cost: $220	Highest Annual Cost: $1,132
Assumes:
•Investment of $100,000
•5% annual appreciation
•Least expensive combination of
base Contract classes and Fund
fees and expenses
•No optional benefits
•No surrender charges or advisory
fees
•No loans or additional Purchase
Payments, transfers, or
withdrawals

Assumes:
•Investment of $100,000
•5% annual appreciation
•Most expensive combination of
base Contract classes and Fund
fees and expenses
•No surrender charges or advisory
fees
•No loans or additional Purchase
Payments, transfers, or
withdrawals

	RISKS	Location in Prospectus
Risk of Loss	You can lose money by investing in this Contract, including your principal investment.	Principal Risks of Investing in the Contract
Not a Short-Term Investment
•This Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.
•Withdrawals may reduce or terminate Contract guarantees and may result in taxes and tax penalties.
•If you select the Fixed Account Plus option for investment, your ability to transfer amounts from that option is subject to an annual limit. It may take several years to transfer all amounts from the Fixed Account Plus option. If you transfer amounts from the Fixed Account Plus option in excess of that annual limit (including withdrawals from the Fixed Account Plus option for the purpose of transferring assets to another funding entity), you may be subject to a charge.
•The benefits of tax deferral, if applicable, and long-term income mean the
Contract is generally more beneficial to investors with a long investment time horizon.

Risks Associated with Investment Options
•An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract.
•Each Variable Investment Option and each Fixed Account Option has its own unique risks.
•You should review the investment options before making an investment decision.

Insurance Company Risks
An investment in the Contract is subject to the risks related to us, USL. Any obligations (including under any Fixed Account Option), guarantees, and benefits of the Contract are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about us, including our financial strength ratings, is available upon request by calling 1-800-448-2542 or visiting
www.corebridgefinancial.com/rs.

RESTRICTIONS
Investments
•Certain investment options may not be available under your Contract.
•You may transfer funds between the investment options, subject to certain restrictions.
•If you are enrolled in an Advisory Program, you are personally prohibited from making transfers among investment options in the Contract. During such period, transfer instructions may only be provided by the Investment
Adviser. If you terminate the Advisory Program, you may make transfers among the investment options subject to certain restrictions.
•Transfers between the investment options, as well as certain purchases and redemptions, are subject to policies designed to deter market timing and frequent transfers.
•Transfers to and from the Fixed Account Options are subject to special restrictions.
•Early withdrawals and transfers from a Multi-Year Enhanced Option may be subject to negative adjustments.
•We reserve the right to remove or substitute Funds as investment options
•We reserve the right to stop accepting additional Purchase Payments
Fixed and Variable Account Options Transfers Between Investment Options

	RESTRICTIONS	Location in Prospectus
Optional Benefits
•If you are participating in an Advisory Program and your Investment
Adviser’s fees are deducted from your Contract, the deduction of those fees may reduce the death benefit and any other guaranteed benefit, and may be subject to surrender charges, federal and state income taxes and a
10% federal penalty tax.
Advisory Program Federal Tax Matters
TAXES
Tax Implications
•You should consult with a tax professional to determine the tax implications of an investment in and payments received under the
Contract.
•If you purchase the Contract through a tax-qualified plan, there is no additional tax benefit under the Contract.
•Withdrawals, including withdrawals to pay your Investment Adviser’s fees, may be subject to ordinary income tax. You may have to pay a tax penalty if you take a withdrawal before age 59½.
Federal Tax Matters
CONFLICTS OF INTEREST
Investment Professional Compensation
Your financial professional may receive compensation for selling this
Contract to you in the form of commissions, additional cash compensation, and non-cash compensation. We may share the revenue we earn on this
Contract with your financial professional’s firm, which may be an affiliate.
This conflict of interest may influence your financial professional to recommend this Contract over another investment for which the financial professional is not compensated or compensated less.
You may determine to engage our affiliate registered investment adviser, VFA, to provide investment advice to you for the Contract. VFA will charge an
Advisory Program Fee. We do not set your investment advisory fee. While
USL will deduct the Advisory Program Fee from your Account Value based on instructions from your Investment Adviser, we do not retain any portion of these fees. USL, as an affiliate of VFA, will indirectly benefit from VFA’s receipt of Advisory Program Fees.
In addition, Investment Advisers and their managers are eligible for benefits from us or our affiliates, such as non-cash compensation items.
One or more of these conflicts of interest may influence your financial professional to recommend this Contract over another investment.
General Information – Distribution of the Contracts Advisory Program
Exchanges
Some financial professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should exchange a contract you already own only if you determine, after comparing the features, fees, and risks of both contracts as well as any fees or penalties to terminate the existing contract, that it is better for you to purchase the new contract rather than continue to own your existing contract.

Overview of the Contract

Purpose of the Contract
The Contract is designed to help you invest on a tax-deferred basis, meet long-term financial goals, and plan for your retirement. You can accumulate assets by investing in the Contract’s investment options and then later convert those accumulated assets into a stream of guaranteed income payments from us. The Contract includes a death benefit that may help financially protect your Beneficiary or Beneficiaries in the event of your death.
This Contract may be appropriate for you if you have a long investment time horizon and the Contract’s terms and conditions are consistent with your financial goals. It is not intended for people whose liquidity needs require early or frequent withdrawals or for people who intend to frequently trade in the Contract’s investment options.
The Contract is used in connection with employer-sponsored qualified retirement plans, for which the employer is the Contract owner and participating employees receive certificates related to the Contract.
If you are enrolled in an Advisory Program, Advisory Program fees deducted from your Contract may reduce the death benefit and any other guaranteed benefit and may be subject to surrender charges, federal and state income taxes and a 10% federal penalty tax. See “Surrender of Account Value”, “Advisory Program” and “Federal Tax Matters” in the prospectus.
Phases of the Contract
Like all deferred annuities, the Contract has two phases: (1) a Purchase Period (for savings) and (2) a Payout Period (for income).
Purchase Period. During the Purchase Period, you invest your money under the Contract in one or more available investment options to help you build assets on a tax-deferred basis. The available investment options may include:
•
Variable Investment Options. When you invest in a Variable Investment Option, you are indirectly investing in the Variable Investment Option’s underlying Mutual Fund. The Mutual Funds have different investment objectives, strategies, and risks. You can gain or lose money if you invest in a Variable Investment Option.

Additional information about each Mutual Fund is provided in an appendix to this prospectus. Please see APPENDIX A – FUNDS AVAILABLE UNDER THE CONTRACT.
•
Fixed Account Options. When you invest in a Fixed Account Option (Fixed Account Plus or Short-Term Fixed Account), your principal is guaranteed and earns interest based on a rate set and guaranteed by us.
The amount of money you accumulate during the Purchase Period depends (in part) on the performance of the investment options you choose. You may transfer money between investment options during the Purchase Period, subject to certain restrictions. Your accumulated assets impact the value of your benefits during the Purchase Period, including the death benefit and the amount available for withdrawal.
Payout Period. When you are ready to receive guaranteed income under the Contract, you can switch to the Payout Period, at which time you will start to receive Payout Payments from us. This is also referred to as “annuitizing” the Contract. You generally decide when to annuitize. You can choose from the available payout options, which may provide income for life, for a guaranteed period of time, or a combination of both. You can also choose to receive Payout Payments on a variable or fixed basis, or a combination of both. If the Payout Payments are made on a fixed basis, the dollar amount of each payment will be the same. If the Payout Payments are made on a variable basis, the dollar amount for the payments will fluctuate.
The death benefit from the Purchase Period does not apply during the Payout Period. Any amount payable upon death during the Payout Period depends on the payout option selected. You cannot take withdrawals of Account Value or surrender the Contract during the Payout Period.
Contract Features
Retirement Plan Terms and Conditions. The Contract is designed to be purchased by an employer for use in a retirement plan. Your participation in a group Contract will be subject to the terms and conditions of your retirement plan and applicable law, which may limit your ability to take certain actions under the Contract.
Accessing Your Money. You may withdraw money from the Contract at any time during the Purchase Period. If withdrawals are made from the Contract, you may have to pay a surrender charge and/or federal and state income taxes, including a tax penalty if you are younger than age 59½. Withdrawals may negatively impact the value of your benefits under the Contract.
Tax Treatment. Money can be transferred between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. Earnings and untaxed contributions are not taxed until they are distributed, which may occur when making a withdrawal, upon receiving a Payout Payment, or upon payment of the death benefit. You do not receive any additional tax benefit under the Contract because the Contract is issued through a tax-qualified plan.
Death Benefit. If you die during the Purchase Period, we pay a death benefit to your Beneficiary or Beneficiaries. The Contract has a standard death benefit for no additional fee.
Additional Features and Services. Additional features and services under the Contract are summarized below. There are no additional charges associated with these features and services unless otherwise noted. Not all features and services may be available under your Contract.
•
Systematic Withdrawals. This program allows you to automatically receive withdrawals on a regular basis during the Purchase Period.
•
Loans. Tax-free loans may be taken under tax-qualified Contracts, providing additional access to your money in the Fixed Account Options. You will incur interest on an outstanding loan. Loans are subject to restrictions, including a $1,000 minimum loan amount. You may not be able to take a loan under your Contract. We may charge up to $75 for a loan application fee for each loan if permissible by your state.
•
Guided Portfolio Services®. The GPS Portfolio Manager Program is the Advisory Program offered by our affiliated registered investments adviser, VFA, to help manage your Account Value. VFA offers the Advisory Program through its investment adviser representatives. It is an advice and asset management program offered to individuals in connection with their participation in certain employer-sponsored retirement plans. The Advisory Program is available to Participants in retirement plan accounts where the Contract is issued by USL. A separate investment advisory fee and agreement with VFA is required for this service, if available under an employer’s retirement plan. More information about the GPS Portfolio Manager Program may be requested by contacting VFA at 866-544-4968 or it is also available free of charge on our website at www.corebridgefinancial.com/rs/prospectus-and-reports/vfa-form-adv-materials
Benefits Available Under the Contract

The following tables summarize information about the benefits available under the Contract.
Standard Benefits
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions / Limitations
Standard Death Benefit	Provides a death benefit based on the greater of Account Value or net Purchase Payments	No Charge
•Payable only during the Purchase Period
•Payable if death occurs at any age
•Withdrawals, including withdrawals to pay your advisory
fees, may significantly reduce the benefit
•If you have elected to enroll in the Advisory Program, the
Advisory Program Fees may reduce the death benefit.
Please see “Impact of the Deduction of Advisory Program
Fees in Death Benefits” in the “Death Benefits” section
below

Systematic Withdrawals	Allows you to automatically receive withdrawals on a regular basis during the Purchase Period	No Charge	•No more than one systematic withdrawal election may be in effect at any time •We reserve the right to discontinue any or all systematic withdrawals or to change the terms at any time
Loans	Provides tax-free access to amounts invested in Fixed Account Options	$75 application fee (per loan, where permitted by state law1) Maximum net interest rate 6%	•Available only during the Purchase Period •May not be taken against amounts invested in Variable Investment Options •Interest will accrue on outstanding loan amounts •Minimum loan amount is $1,000

Standard Benefits
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions / Limitations
Advisory Program	The investment advice service provided by your Investment Adviser	Not applicable
•A separate investment advisory fee and agreement is
required
•May not be available under your employer’s retirement plan
or in connection with your Contract
•If you pay any investment adviser fee from the Contract,
any deduction may reduce the death benefit and annuity
benefits, and may be subject to surrender charges, federal
and state income taxes and a 10% federal penalty tax.
•Currently, we do not honor investment adviser transfer
requests in connection with Advisory Programs that are
offered through third-party Investment Advisers.
•You are encouraged to discuss the Advisory Program with
your financial professional and the impact that Advisory
Program Fees may have on your Contract Value before
electing to enroll in the Advisory Program. For more
information about how the deduction of Advisory Program
Fees may affect your Contract, please see “Impact of
Deduction of Advisory Program Fee on Purchase
Payments” in the “Purchase Period” section above,
“Impact of Advisory Program Fees on Payment Payments”
in the “Payout Period” section above, and the “Impact of
the Deduction of Advisory Program Fees on Death
Benefit” in the “Death Benefits” section below.

1 For more information about where applicable loan fees are permitted, please see “Appendix B – State Contract Variability” in the Prospectus.

Buying the Contract

Purchasing the Contract
If you are an employer purchasing a group Contract in connection with a retirement plan, you may purchase a Contract through licensed insurance agents who are registered representatives of broker-dealers. If you are an employee seeking to participate in your employer’s group Contract, you may establish an account through your employer. Your employer will be responsible for furnishing the necessary information (including enrollment information and allocation instructions) and remitting the initial Purchase Payment to us.
When an initial Purchase Payment is accompanied by an application (or enrollment form), we will promptly either:
(a)
Accept the application and establish your account within 2 Business Days;
(b)
Request additional information to correct or complete the application. We will return the Purchase Payment within 5 Business Days if the requested information is not provided, unless you otherwise so specify. Once we have the requested information, we will establish your account effective the date we accept your application; or
(c)
Reject the application and return the initial Purchase Payment.
If we receive an initial Purchase Payment from your employer before we receive your completed application (or enrollment form), we will not be able to establish a permanent account for you. If this occurs, we will either return the Purchase Payment, deposit the Purchase Payment into an employer-directed account, or deposit the Purchase Payment into a starter account.
Purchase Payments
Any contribution that you make into the Contract is a Purchase Payment. The initial Purchase Payment is the money you initially contribute to the Contract when purchasing the Contract or opening an account. For periodic payment Contracts, each contribution thereafter is a Subsequent Purchase Payment. If you are participating in an employer-sponsored retirement plan, your employer is responsible for remitting Purchase Payments to us.
The maximum single payment that may be applied to any account without our prior approval is $1,000,000.
Minimum initial and Subsequent Purchase Payments are as follows:
Contract Type	Initial Purchase Payment	Subsequent Purchase Payment
Periodic Payment	$30	$30
Single Payment	$1,000	Not Applicable
Periodic payment minimums apply to each periodic payment made. The single payment minimum applies to each account.
Crediting and Allocating Purchase Payments
A Purchase Payment must be in “good order” before it can be posted to your account. “Good order” means that all required information and/or documentation has been supplied and that the funds (check, wire, or ACH) clearly identify for whom the Purchase Payment is to be applied. See “When Your Account Will be Credited” under “Purchase Period” in the prospectus for specific information that we will require for a Purchase Payment to be in good order.
We will credit a Purchase Payment to your account as follows:
•
Initial Purchase Payment. Once we receive the completed application (or enrollment form) and the initial Purchase Payment in good order, we will accept the application and establish your account within 2 Business Days. We will apply your Purchase Payment by crediting that amount to your account, effective the date we accept your application. If you do not give us all of the information we need, we will contact you to get it before we make any allocation. If for some reason we are unable to complete this process within 5 Business Days, we will either send back your money or get your permission to keep it until we get all of the necessary information.
•
Subsequent Purchase Payments. If a subsequent Purchase Payment is received on a Business Day in good order by our bank by Market Close, the appropriate account(s) will be credited on that Business Day. Purchase Payments received in good order after Market Close or on a non-Business Day will be credited the next Business Day.
When we credit a Purchase Payment to your account, we will allocate the Purchase Payment among the Fixed Account Option(s) and/or Variable Investment Option(s) based on the allocation instructions applicable to that Purchase Payment.
We may establish an account for you at the direction of your employer if your employer provides such direction on a form acceptable to USL and accompanied by certain necessary information. Under such circumstances, we will deposit your Purchase Payment in an “Employer-Directed” account invested in a Money Market Division, or other investment options chosen by your employer. In situations where we have your name, address and SSN, but do not have an agreement with your employer for employer-directed accounts, we will deposit your Purchase Payment in a “starter” account invested in the Money Market Division option available for your plan or other investment options chosen by your employer and request the information necessary to complete the application. If we do not receive the necessary information within 105 days, we may return the Purchase Payment to your employer or convert the account to an “unsolicited” account which would be subject to many of the same restrictions as a starter account.
Making Withdrawals: Accessing the Money in Your Contract

Purchase Period
During the Purchase Period, you may withdraw all or part of your Account Value at any time if allowed by applicable law and your retirement plan. The following table highlights certain important information regarding withdrawals under the Contract.
Surrender Charges and Taxes	Your withdrawal may be subject to surrender charges and taxes, including a 10% federal tax penalty if you are younger than age 59½.

In any Contract Year, up to 10% of the Account Value may be withdrawn without a surrender charge. The surrender charge will generally apply to any amount withdrawn that exceeds this 10% limit. The percentage withdrawn will be determined by dividing the amount withdrawn by the Account Value just prior to the withdrawal. If more than one withdrawal is made during a Contract Year, each percentage will be added to determine at what point the 10% limit has been reached.

Market Value Adjustments
If you take an early withdrawal from a Multi-Year Enhanced Option, the withdrawal will be subject to a market value adjustment that will result in either an increase or reduction in the value of your investment in the Multi-
Year Enhanced Option.

Negative Impact on Contract values	A withdrawal will reduce the value of your Contract and may reduce the value of the death benefit (perhaps significantly).
Internal Revenue Code or Retirement Plan	Depending on the circumstances, the Internal Revenue Code or your retirement plan may restrict your ability to take withdrawals.
When you take a partial withdrawal, you may specify an amount to be taken from each investment option in which you are invested, or that the amount should be withdrawn pro-rata against all of your investment options. If you do not specify, the withdrawal will be taken pro-rata against all of your investment options.
Withdrawing all of the money in your Contract (also known as a full surrender) will terminate your account. If your Account Value falls below $300, and you do not make any Purchase Payments for at least two years, we may terminate your account and pay the Account Value to you.
The surrender value in a Fixed Account Option will never be less than the Purchase Payments allocated to the Fixed Account Option (less amounts transferred to a Variable Investment Option or withdrawn from the Fixed Account Option).
Payout Period
Once the Payout Period begins, you will receive Payout Payments from your Contract under the selected payout option. You cannot make withdrawals of your Account Value during the Payout Period.
Requesting a Surrender or Withdrawal
If you would like to access all or a portion of your Account Value during the Purchase Period, you must complete a surrender request form in good order or information required in other approved media. Submit your request to our Home Office at 2919 Allen Parkway, Houston, Texas 77019, or to our Annuity Service Center, P.O. Box 15648, Amarillo, Texas 79105. Good order means that all paperwork is complete and signed or approved by all required persons, and any necessary supporting legal documents or plan forms have been received in correct form.
We will send via EFT or by mail a check with the surrender value to you within seven calendar days after we receive your request if it is in good order. Under certain circumstances, we may be permitted or required by applicable law to delay payment.
If you wish to receive automatic withdrawals, you may enroll in a systematic withdrawal program under the Contract, if available.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected. The fees and expenses below do not reflect any advisory fees paid to your Investment Adviser from Contract or other assets. If such charges were reflected, the fees and expenses would be higher.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender, or make withdrawals from the Contract, or transfer cash value between investment options. State premium taxes may also be deducted.
Transaction Expenses
Maximum Surrender Charge	None
Maximum Loan Application Fee (per loan)	$75
Fixed Account Plus Excess Transfer Charge	5.00%(1)
The following tables describe the fees and expenses that you will pay each year during the time that you own the Contract, not including Fund fees and expenses. If you have chosen to purchase an optional benefit, you pay additional charges, as shown below.
Annual Contract Expenses
Annual Variable Investment Option Maintenance Charge	None

Annual Fees	Current	Maximum
Base Contract Expenses(2) (as a percentage of average daily net asset value allocated to the Variable Investment Option)	0.20%	0.20%

Optional Benefit Expenses
Loan Interest Charges (as a percentage of average daily value allocated to the Fixed Account Option)	Current Annual Fee Rate
Non-ERISA Contracts[1]	3.00 – 6.00%[3]
ERISA Contracts[2]	5.50%[4]
1 Contracts that are not issued as part of a retirement plan subject to The Employee Retirement Income Security Act of 1974 (ERISA) including 457 Plans and retirement plans administered by government entities and churches, as well as IRAs and Non-Qualified Deferred Annuities.
2 Contracts that are issued as part of employer-sponsored retirement plans subject to ERISA including 401(k) and certain 403(b) defined contribution plans.
3 The Non-ERISA Loan Interest Charges will vary based on the Guaranteed Minimum Interest Rate (GMIR) on your contract. Please refer to your contract for your GMIR.
4 The ERISA Loan Interest Charges are variable rates based upon an index prescribed under applicable state insurance rules for policy loans. Loan Interest Charges for an existing loan will not increase, but may decrease, during the term of the loan.
Annual Fund Expenses
The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, may be found in Appendix A of this document.
Annual Fund Expenses (expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees (if applicable), and other expenses)	Minimum(3)	Maximum(4)
	0.015%	0.91%
Footnotes to the Fee Tables
(1) Transfers from the Fixed Account Plus option are limited to 20% per Participant Year. See “Transfers Between Investment Options.” Transfers in excess of this limitation will be permitted; however, the excess amount transferred will be subject to a charge of 5% on the excess amount transferred. Withdrawals from the Fixed Account Plus Option to another funding entity are considered “transfers” for purposes of this limitation. See “Fees and Charges – Fixed Account Plus Transfer Charge.”
(2) Also referred to as “Separate Account Charges.”
(3) The Funds with the lowest total annual fund operating expenses is the Fidelity 500 Index.

(4) The Fund with the highest total annual fund operating expenses is the Impax Global Environmental Markets Institutional Shares.
Examples
These examples are intended to help you compare the cost of investing in the Funds with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and annual Fund expenses.
These examples assume all Contract value is allocated to the Variable Investment Options. Your costs could differ from those shown below if you invest in the Fixed Account Options.
Each example assumes that you invest a single Purchase Payment of $100,000 in the Funds for the time periods indicated. Each example also assumes your investment has a 5% return each year and assumes the most expensive combination of annual Contract expenses and annual Fund expenses as well as optional benefits. None of the examples include the effect of premium taxes upon annuitization, or the effect of any advisory fees paid to your Investment Adviser from the Contract. If these fees and charges were reflected, the costs would be higher. Your actual costs may be higher or lower than the examples below.
The first set of examples assumes the most expensive combination of annual Contract expenses and annual Fund expenses. Based on these assumptions, your costs would be:
(1) If you surrender your Contract at the end of the applicable time period:
1 Year	3 Years	5 Years	10 Years
$1,132	$3,531	$6,125	$ 13,564
(2) If you annuitize your Contract or you do not surrender your Contract:
1 Year	3 Years	5 Years	10 Years
$1,132	$ 3,531	$6,125	$13,564
The second set of examples assumes the least expensive combination of annual Contract expenses and annual Fund expenses. Based on these assumptions, your costs would be:
(1) If you surrender your Contract at the end of the applicable time period:
1 Year	3 Years	5 Years	10 Years
$220	$693	$ 1,214	$2,756
(2) If you annuitize your Contract or you do not surrender your Contract:
1 Year	3 Years	5 Years	10 Years
$220	$693	$ 1,214	$ 2,756

Appendix A — Funds Available Under the Contract

The availability of certain Funds can vary based on your employer. Refer to your employer’s retirement program documents for a list of the employer-selected funds available in your Contract and any limitations on the number of Funds you may choose. All Funds may not be available for all plans or Contracts.
The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at www.corebridgefinancial.com/rs/suny/prospectus-and-reports. You can also request this information at no cost by calling 1-800-448-2542.
The current expenses and performance information below reflect fees and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.
Type	Fund – Share Class Adviser/Sub-Adviser[1]	Current Expenses	Average Annual Total Returns (as of Dec. 31, 2024)
			1 Year	5 Year	10 Year (or life of fund)
Target Date Funds	Vanguard Target Retirement 2020 Fund Adviser: The Vanguard Group, Inc.	0.08%	7.75%	4.75%	5.58%
	Vanguard Target Retirement 2025 Fund Adviser: Vanguard	0.08%	9.44%	5.66%	6.32%
	Vanguard Target Retirement 2030 Fund Adviser: Vanguard	0.08%	10.64%	6.44%	6.92%
	Vanguard Target Retirement 2035 Fund Adviser: Vanguard	0.08%	11.78%	7.20%	7.51%
	Vanguard Target Retirement 2040 Fund Adviser: Vanguard	0.08%	12.88%	7.97%	8.08%
	Vanguard Target Retirement 2045 Fund Adviser: Vanguard	0.08%	13.91%	8.73%	8.57%
	Vanguard Target Retirement 2050 Fund Adviser: Vanguard	0.08%	14.64%	9.03%	8.72%
	Vanguard Target Retirement 2055 Fund Adviser: Vanguard	0.08%	14.64%	9.02%	8.70%
	Vanguard Target Retirement 2060 Fund Adviser: Vanguard	0.08%	14.63%	9.02%	8.70%
	Vanguard Target Retirement 2065 Fund Adviser: Vanguard	0.08%	14.62%	9.01%	9.24%*
	Vanguard Target Retirement 2070 Fund Adviser: Vanguard	0.08%	14.59%	N/A	14.08%*
	Vanguard Target Retirement Income Fund Adviser: Vanguard	0.08%	6.58%	3.58%	4.19%

Type	Fund – Share Class Adviser/Sub-Adviser[1]	Current Expenses	Average Annual Total Returns (as of Dec. 31, 2024)
			1 Year	5 Year	10 Year (or life of fund)
Index Funds	Fidelity 500 Index Adviser: Fidelity Management & Research Company LLC Sub-Adviser: Geode Capital Management, LLC	0.02%	25.00%	14.51%	13.09%
	Vanguard FTSE Social Index I Adviser: Vanguard	0.07%	26.01%	14.55%	13.48%
	Fidelity Mid Cap Index Adviser: Fidelity Sub-Adviser: Geode	0.03%	15.35%	9.93%	9.69%
	Fidelity Small Cap Index Adviser: Fidelity Sub-Adviser: Geode	0.03%	11.69%	7.50%	7.96%
	Fidelity Total International Index Adviser: Fidelity Sub-Adviser: Geode	0.06%	4.9%	4.11%	5.88%
	Fidelity U.S. Bond Index Adviser: Fidelity Sub-Adviser: Geode	0.03%	1.34%	-0.31%	1.33%
Actively Managed Funds	Vanguard Federal Money Market – Investor Class Adviser: Vanguard	0.11%	5.23%	2.44%	1.72%
	Nuveen Core Impact Bond – Class R6 Adviser: Teachers Advisors, LLC	0.35%	2.56%	-0.11%	1.70%
	Allspring Core Plus Bond – Class R6 Adviser: Allspring Funds Management, LLC Sub-Adviser: Allspring Global Investments, LLC	0.30%	2.41%	1.13%	2.30%
	Fidelity Inflation-Protected Bond Index Adviser: Fidelity	0.05%	2.01%	1.81%	2.18%
	PGIM High Yield – Class R6 Adviser: PGIM Fixed Income Sub-Adviser: PGIM Limited	0.38%	8.46%	3.93%	5.38%
	Vanguard Equity- Income – Admiral Shares Advisers: Vanguard and Wellington Management Company LLP	0.18%	15.16%	9.97%	10.07%
	Parnassus Core Equity – Investor Shares Adviser: Parnassus Investment, LLC	0.81%	18.52%	13.25%	12.02%
	JPMorgan Large Cap Growth – Class R6 Adviser: J.P. Morgan Investment Management Inc.	0.44%	34.17%	20.27%	17.87%
	Victory Sycamore Established Value – Class R6 Adviser: Victory Capital Management Inc.	0.54%	10.24%	11.11%	10.80%
	T. Rowe Price Diversified Mid-Cap Growth – I Class Adviser: T. Rowe Price Associates, Inc.	0.67%	23.95%	11.24%	13.27%
	Impax Global Environmental Markets – Institutional Class Adviser: Impax Asset Management LLC Sub-Adviser: Impax Asset Management Ltd.	0.89%	5.12%	7.97%	8.41%
	America Funds Europacific Growth – Class R6 Adviser: Capital Research and Management Company	0.47%	5.04%	3.95%	5.66%
	Franklin Small Cap Value – Class R6 Adviser: Franklin Mutual Advisers, LLC	0.60%	11.75%	8.77%	8.52%
	Vanguard Explorer – Admiral Shares Advisers: Vanguard, ArrowMark Colorado Holdings, LLC, ClearBridge Investments, LLC, Stephens Investment Management Group, LLC, Wellington Management Company LLP	0.33%	10.37%	9.24%	10.22%
	Fidelity Advisor Focused Emerging Markets – Class Z Adviser: Fidelity	0.81%	9.43%	3.98%	5.89%

* Since inception of the Fund
1 The following adviser/sub-adviser abbreviations are used in this table:
•
Fidelity – Fidelity Management & Research Company LLC
•
Geode – Geode Capital Management, LLC
•
Vanguard – The Vanguard Group

The Statement of Additional Information (SAI) contains additional information about the Contract, the Company, and the Separate Account, including financial statements. The SAI is dated the same date as this prospectus, and the SAI is incorporated by reference into this prospectus. For a free copy of the SAI or to request other information about the Contract or to make other inquiries, contact us by:
•
Mailing: Annuity Service Center, P.O. Box 15648, Amarillo, Texas 79105
•
Calling: 1-800-448-2542
•
Visiting: www.corebridgefinancial.com/rs/suny/prospectus-and-reports
You may also obtain reports and other information about the Separate Account on the SEC’s website at www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
EDGAR Contract Identifier: C000257296
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